State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

AMENDMENT

File Number: 948910-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: ARIZONA GOLD AND ONXY MINING COMPANY
2. The date the following amendment(s) was adopted: July 20, 2010
3. If changing the corporation name, the new name of the corporation is: ______
4. The text of each amendment adopted (include attachment if additional space needed):

"The Board of Directors hereby approve and authorize an amendmont to the Articles of Incorporation of Arizona Gold and Onyx Mining Company as follows:

'The Articles of Incorporation shall be amended to increase the number of authorized Class A Common Shares to Five Hundred Million.'"

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: ______
6. Indicate the manner in which the amendment(s) was adopted (mark only one):

[✓] Adopted by Incorporators or Board of Directors – Shareholder action not required.

[ ] Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ______ *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: President

Date: November 1, 2010

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 18 day of NOV 20 10
in this office of this Division and hereby issued
This Certificate thereof.

Examiner [signature] Date 11-23-10

[signature]
Kathy Berg
Division Director

Date: 11/18/2010
Receipt Number: 3381135
Amount Paid: $37.00